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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ACME PACKET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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                                                              Apri l 8, 2008

Dear Acme Packet, Inc. Stockholder:

        I am pleased to invite you to attend Acme Packet, Inc.'s 2008 Annual Meeting of Stockholders on May 20, 2008. The meeting will begin promptly at 10:00 a.m. Eastern Time at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803.

        This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. It also describes how the board of directors operates and provides information about our director candidates.

        I look forward to sharing more information with you about Acme Packet, Inc. at the 2008 Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

                      Sincerely,

                      Andrew D. Ory
                       President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m. Eastern Time
Date:	May 20, 2008
Place:	Boston Marriott Burlington One Burlington Mall Road Burlington, MA 01803
Record Date:	Stockholders of record at the close of business on March 28, 2008 are entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on March 28, 2008 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.
Purpose:	(1) Elect two Class II directors, each to hold office for a three-year term or until their respective successors have been elected.
(2) Ratify the selection of Ernst & Young LLP as Acme Packet's independent registered public accounting firm.
(3) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.
Proxy Voting:	You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.
Your shares cannot be voted unless you date, sign, and return the enclosed proxy card, vote via the Internet or telephone, or attend the 2008 Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

                      By Order of the Board of Directors,

                      Keith Seidman
                       Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 8, 2008

i

Acme Packet, Inc.

71 Third Avenue, Burlington, Massachusetts 01803

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

        We are providing these proxy materials in connection with the solicitation by the board of directors of Acme Packet, Inc. of proxies to be voted at our 2008 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

        You are cordially invited to attend Acme Packet's Annual Meeting on May 20, 2008 beginning at 10:00 a.m. Eastern Time. Stockholders will be admitted beginning at 9:30 a.m. The meeting will be held at Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803.

        We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 8, 2008 to holders of shares of our common stock as of March 28, 2008, the record date for the meeting.

Proxies and Voting Procedures

        Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 19, 2008. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

        You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

        The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

        All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the board recommends.

Stockholders Entitled to Vote

        Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 28, 2008, there were 60,218,150 shares of our common stock outstanding.

Quorum and Required Vote

  Quorum

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the proposals submitted by stockholders.

  Required Vote—Election of Directors

        The affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the 2008 Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker "non-votes" will have no effect on the voting outcome with respect to the election of directors.

  Required Vote—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of our independent registered public accounting firm. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent registered public accounting firm.

  Other Matters

        If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we did not anticipate that any other matters would be raised at the meeting.

        In accordance with our Restated Certificate of Incorporation each share of our common stock is entitled to one vote.

Tabulation of Votes

        All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

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  required by law;

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  necessary in connection with a judicial or regulatory action or proceeding;

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  necessary in connection with a contested proxy solicitation; or

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  requested by you.

        Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

        A copy of our 2007 Annual Report to Stockholders is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card or when you vote over the Internet or by telephone. We will deliver promptly upon written or oral request a separate copy our annual report to any stockholder at a shared address to which a single copy of the annual report was delivered. To receive a separate copy of our annual report, you may write the Secretary of Acme Packet at our principal executive offices at 71 Third Avenue, Burlington, MA 01803 or call the Secretary of Acme Packet at (781) 328-4400.

        At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Electronic Delivery of Proxy Materials and Annual Report to Stockholders

        This proxy statement and our 2007 Annual Report to Stockholders are also available on our web site at www.acmepacket.com under the heading "Investor Relations." Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

        If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You also may elect to receive annual disclosure documents electronically by following the instructions published on our web site at www.acmepacket.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you call Acme Packet's Office of Investor Relations or until you cancel your election at www.acmepacket.com. You do not have to elect Internet access each year.

        If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

        We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Acme Packet by directors, officers or employees of Acme Packet in person or by telephone, facsimile or other electronic means.

        As required by the Securities and Exchange Commission (SEC), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

        Our transfer agent is Computershare Trust Company, NA. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Acme Packet stock and similar issues, can be handled by calling Acme Packet Investor Relations at (781) 328-4790 or by accessing Computershare's web site at www.computershare.com.

        For other Acme Packet information, you can visit our web site at www.acmepacket.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

        Our board of directors is committed to being a leader in corporate governance. Our board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the board has adopted a number of policies and processes to ensure effective governance of the board and Acme Packet. Our key governance documents are described below and may be found on our web site at www.acmepacket.com. Our website and the information contained therein are not incorporated into this proxy statement.

Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines to assist them in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board's business, provide that:

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  the principal responsibility of the board of directors is to oversee the work of management and the Company's business operations;

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  a majority of the members of the board shall be independent directors;

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  the board will have full and free access to management;

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  the independent directors shall meet regularly in executive sessions;

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  at least annually the Nominating and Corporate Governance Committee shall conduct an evaluation of the performance of the board.

        Our Corporate Governance Guidelines may be found on our web site at www.acmepacket.com and are also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Board Independence

        The Corporate Governance Guidelines provide that a majority of the board of directors shall be independent under Section 10A of the Securities Exchange Act of 1934, the listing standards of the Nasdaq Stock Market and other applicable laws. To be considered independent under these standards, the board must determine that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director will be not considered independent if he or she, or an immediate family member, has been within the last three years:

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  an executive officer of Acme Packet;

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  a current partner of Acme Packet's independent registered public accounting firm or a partner or employee of Acme Packet's independent registered public accounting firm who personally worked on the Acme Packet audit;

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  an executive officer of a public company that has on the compensation committee of its board an executive officer of the Acme Packet;

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  a paid advisor or consultant to Acme Packet receiving in excess of $60,000 per year in direct compensation from Acme Packet (other than fees for service as a director); and

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  an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Acme Packet and the annual payments to or from Acme Packet exceeded the greater of $200,000 or 5% of the other company's annual gross revenues.

        Our board has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the board has reviewed Acme Packet's relationships with organizations with which our directors are affiliated, and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the board has determined that, except for Andrew D. Ory, our President and Chief Executive Officer, Patrick J. MeLampy, our Chief Technology Officer and Robert G. Ory, each director of Acme Packet satisfies the criteria and is independent.

Director Nomination Process

        The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board of directors.

        In considering whether to recommend any particular candidate for inclusion on the board's slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria will include the candidate's skills, expertise, industry and other knowledge and business and other experience that would be useful to the effective oversight of our business. The committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Stockholders wishing to nominate a director candidate may do so by sending the candidate's name, biographical information and qualifications to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803. All director nominations should be made in accordance with the provisions set forth in our By-Laws. You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

        Under our By-Laws, nominations for director may be made by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2009 annual meeting of stockholders, we must receive this notice either by personal delivery, nationally recognized express mail or United States mail, postage prepaid between December 21, 2008 and January 20, 2009.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

        In June 2006, our board of directors adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors. The Company strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics is a guide for each of the Company's employees, executive officers and directors to follow in meeting these principles. The Code of Business Conduct is available on our website at www.acmepacket.com. In addition, we will post on our website all disclosures that are required by law or the Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the Code.

Whistleblower Policy

        In June 2006, the board of directors adopted a Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters, or a whistleblower policy. This policy provides protection for employees who provide information, cause information to be provided, or otherwise assist in an investigation which the employee reasonably believes is related to fraud. The Whistleblower Policy is available on our website at www.acmepacket.com.

Certain Relationships and Related Party Transactions

Related Transactions

        In March 2007, the board, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of certain transactions or relationships involving Acme Packet and its directors, executive officers and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party's interest in the transaction.

        We do not currently provide personal loans to our executive officers or directors.

Registration Rights Agreement

        Prior to our initial public offering, we entered into a registration rights agreement with certain of our investors. Pursuant to the terms of the amended and restated registration rights agreement, at any time after the first anniversary of our initial public offering, holders of at least a majority of the shares of common stock having registration rights may demand that we register all or a portion of their shares having an aggregate offering price of at least $10,000,000 for sale under the Securities Act. We are required to affect only one registration.

Communication with the Board

        Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors, in care of our Corporate Secretary, Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803.

        Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing, care of Acme Packet, Inc. at the address set forth in the notice appearing before this proxy statement. Interested parties, including our employees, may also contact the Audit Committee electronically by submitting comments on our web site at www.acmepacket.com under the heading "Investor Relations" or contacting the Whistleblower hotline at (877) 470-8320. All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Audit Committee or any designated delegate thereof.

Board and Committee Evaluation Process

        The Nominating and Corporate Governance Committee leads an annual assessment of the board's performance and of its contribution as a whole. In addition, each committee of the board annually reviews its performance. The board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Board of Directors

        Our business, property and affairs are managed under the direction of the board. Directors are kept informed of our business through discussions with the executive officers of the Company, by reviewing materials provided to them and by participating in meetings of the board and its committees.

        Our board held six meetings during 2007 and acted by written consent three times. To assist it in carrying out its duties, the board has delegated certain authority to several committees. Overall attendance at board and committee meetings was 98% and attendance was at least 75% for each director at board and committee meetings.

        All directors are generally expected to attend the annual meeting of stockholders, but are not required to do so. At our last annual meeting of stockholders, which was held on May 22, 2007, each member of our board of directors attended the meeting, either in-person or telephonically, including the two members standing for re-election.

        The board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Nominating Committee and Corporate

Governance Committee and Compensation Committee. The table below provides membership and meeting information for the board and each committee as of the date of this proxy statement.

	Audit Committee	Nominating and Corporate Committee	Compensation Committee
Independent Directors
Gary J. Bowen	X		X
Sonja Hoel Perkins		X	X
David B. Elsbree	X
Robert C. Hower	X	X
Inside Directors
Andrew D. Ory
Patrick J. MeLampy
Robert G. Ory

Audit Committee

        The Audit Committee's responsibilities include:

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  appointing, retaining, approving the compensation of and assessing the independence of our independent registered public accounting firm, including pre-approval of all services performed by our independent registered public accounting firm;

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  overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

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  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

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  establishing procedures for the receipt and retention of accounting related complaints and concerns;

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  meeting independently with our independent registered public accounting firm and management; and

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  preparing the audit committee report required by SEC rules.

        The members of the Audit Committee are Gary J. Bowen, David B. Elsbree and Robert C. Hower. The board of directors has determined that Mr. Elsbree is an "audit committee financial expert" defined in Item 407(d)(5)(ii) of Regulation S-K.

        The Audit Committee Charter is published on our web site at www.acmepacket.com under the heading "Investor Relations" and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Compensation Committee

        The Compensation Committee's responsibilities include:

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  annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation and the compensation structure for our officers;

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  approving the chief executive officer's compensation;

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  reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

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  overseeing and administering our equity incentive plans; and

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  preparing the annual executive compensation report for inclusion in our proxy statement.

        The members of the Compensation Committee are Gary J. Bowen and Sonja Hoel Perkins.

        While our board bears the ultimate responsibility for approving compensation of our named executive officers, the Compensation Committee assists the board in discharging these responsibilities. The Compensation Committee also has the authority of the board with respect to the administration of our equity incentive plans.

        In fiscal 2007 and fiscal 2008, the Compensation Committee engaged DolmatConnell & Partners, Inc., an executive compensation consulting firm, to conduct a marketplace assessment of our named executive officers' 2008 compensation in comparison to the compensation for comparable positions within our core and broader peer groups. They were engaged to complete a competitive review of our executive compensation program and to make forward looking recommendations regarding our ongoing executive compensation philosophy and course of action.

        The Compensation Committee Charter is published on our web site at www.acmepacket.com under the heading "Investor Relations" and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's responsibilities include:

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  identifying individuals qualified to become directors;

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  reviewing with the board the standards to be applied in making determinations regarding independence of board members;

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  reviewing and making recommendations to the board with respect to size, composition and structure;

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  developing and recommending to the board our code of business conduct and ethics;

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  developing and recommending to the board Corporate Governance Guidelines;

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  overseeing an annual evaluation of the board; and

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  providing general advice to the board on corporate governance matters.

        The members of the Nominating and Corporate Governance Committee are Sonja Hoel Perkins and Robert C. Hower.

        The Nominating and Corporate Governance Committee Charter is published on our web site at www.acmepacket.com under the heading "Investor Relations" and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Policies Governing Director Nominations

  Director Qualification

        The Nominating and Corporate Governance Committee is responsible for reviewing with our board, from time to time, the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and the composition of the board of directors.

        The Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. In determining the suitability of candidates for the board, the Nominating and Corporate Governance Committee will take into account an individual's skills, expertise, industry and other knowledge and business and other experience that would be useful for the effective oversight of our business.

Process for Identifying and Evaluating Director Nominees

        The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee's specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth above under "Director Qualifications." The board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

  Procedures for Recommendation of Director Nominees by Stockholders

        The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria discussed above under "Director Qualifications". Any stockholder recommendations for director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for board membership and should be addressed in writing to the Nominating and Corporate Governance Committee, care of Acme Packet, Inc., Investors Relations, 71 Third Avenue,

Burlington, MA 01803. In addition, our by-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures.

        From time to time, the board may establish other committees to facilitate the management of our business.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Acme Packet or any subsidiary of Acme Packet.

ELECTION OF DIRECTORS
(Item No. 1 on the proxy card)

        Our full board consists of seven directors. Pursuant to our Amended and Restated By-laws, our board is divided into three classes, with one class of directors elected each year for a three-year term of office at the annual meeting of stockholders. All directors of a class hold their positions until the annual meeting of stockholders at which their terms of office expire or until their successors have been duly elected and qualified. The current composition of the board is:

Class I Directors (serving until the 2010 Annual Meeting of Stockholders)	Sonja Hoel Perkins Andrew D. Ory
Class II Directors (serving until the 2008 Annual Meeting of Stockholders)	Gary J. Bowen Robert C. Hower
Class III Directors (serving until the 2009 Annual Meeting of Stockholders)	David B. Elsbree Patrick J. MeLampy Robert G. Ory

        The board has nominated Mr. Gary J. Bowen and Mr. Robert C. Hower for re-election as Class II directors to hold office until the Annual Meeting of Stockholders to be held in 2011 or until their respective successors have been duly elected and qualified. In the event that any of the nominees shall be unable or unwilling to serve as a director, the board shall reserve discretionary authority to vote for a substitute or substitutes. The board has no reason to believe that any of the nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the nominees. Effective May 20, 2008, Ms. Sonja Hoel Perkins, a Class I Director, will resign from her service with the board and all board committees.

Nominees for Election

        Gary J. Bowen, age 61, has served as one of our directors since January 2001 and has been a private investor since 1996. From January 1990 to 1996 he served as Executive Vice President of Field Operations and Chief Marketing Officer of Bay Networks.

        Robert C. Hower, age 43, has served as one of our directors since February 2003. Mr. Hower is a General Partner at Advanced Technology Ventures, a venture capital firm. Prior to joining Advanced Technology Ventures in March 2002, he was a director at BancBoston Ventures, a venture capital firm, which he joined in February 2000.

Continuing Directors

Continuing Class I Directors

        Sonja Hoel Perkins, age 41, has served as one of our directors since January 2001. Ms. Hoel Perkins has been a managing director and general partner of Menlo Ventures, a venture capital firm, since July 1996 and has been employed by Menlo Ventures since July 1994. Effective May 20, 2008, Ms. Hoel Perkins will resign from her service with the board and all board committees.

        Andrew D. Ory, age 41, is a co-founder of Acme Packet and has served as our President and Chief Executive Officer and one of our directors since our inception in August 2000. Prior to founding Acme Packet, Mr. Ory was a co-founder, Chief Executive Officer and Chairman of Priority Call Management, Inc., a producer of network-based solutions that allowed service providers to offer prepaid calling, enhanced messaging and one number services, from 1991 until 1999. In 1999, Mr. Ory managed the acquisition of Priority Call by the LHS Group for $162 million.

Continuing Class III Directors

        David B. Elsbree, age 60, has served as a one of our directors since November 2006. From June 1981 until May 2004, Mr. Elsbree was employed by Deloitte & Touche, most recently as a former senior partner where he served many of the firm's most complex software and technology client companies. Mr. Elsbree served in a number of leadership roles in the firm's high technology practice, including partner-in-charge of the New England High Technology Practice. Mr. Elsbree serves on the Board of Directors of Art Technology Group, Inc. and is a member of the National Association of Corporate Directors and Financial Executives International. Mr. Elsbree is a graduate of Northeastern University.

        Patrick J. MeLampy, age 49, is a co-founder of Acme Packet and has served as our Chief Technology Officer and one of our directors since our inception in August 2000. Prior to founding Acme Packet, Mr. MeLampy served as the Vice President of Engineering for Priority Call Management, Inc. from 1991 through its acquisition by the LHS Group in 1999.

        Robert G. Ory, age 75, has served as one of our directors since our inception in August 2000. Mr. Ory also served as our Treasurer from August 2000, through the completion of our initial public offering (IPO). Mr. Ory has served as our Assistant Treasurer since October 2006. Prior to joining Acme Packet, Mr. Ory was a co-founder, Treasurer, Clerk and director of Priority Call Management, Inc. from its inception in 1991 until its sale to the LHS Group in 1999.

Executive Officers

        Our executive officers and their positions as of March 28, 2008, are set forth below:

Name	Position(s)
Andrew D. Ory	President and Chief Executive Officer; Director
Patrick J. MeLampy	Chief Technology Officer; Director
Keith Seidman	Chief Financial Officer and Treasurer
Dino Di Palma	Vice President Sales and Business Development
Seamus Hourihan	Vice President Marketing and Product Management
Erin Medeiros	Vice President Professional Services

        Keith Seidman, age 52, has served as our Chief Financial Officer since February 2001 and since the completion of our IPO has served as our Treasurer. Prior to joining Acme Packet, Mr. Seidman served as the Chief Financial Officer of Spotfire, Inc., an interactive, visual data analysis applications and services company. From September 1996 to September 1999, he served as Chief Financial Officer for Priority Call Management, Inc. From July 1991 to September 1996, Mr. Seidman served as Executive Vice President and Chief Financial Officer of Duracraft Corp., a consumer products company, where he helped plan and execute its IPO and its subsequent acquisition by Honeywell Inc. Mr. Seidman is a Certified Public Accountant. In February 2008, Mr. Seidman announced his plans to retire as soon as a new chief financial officer has been appointed and a successful transition has been made.

        Dino Di Palma, age 40, has served as our Vice President Sales and Business Development since February 2001. Prior to joining Acme Packet, he served six years as Manager of Systems Engineering, Vice President of CALA Sales and Vice President Business Development at Sema Priority Call, Inc., a developer and marketer of open, distributed telecommunications solutions for next-generation public networks.

        Seamus Hourihan, age 54, has served as our Vice President Marketing and Product Management since August 2001. Prior to joining Acme Packet, Mr. Hourihan was Vice President of Marketing for Pingtel, Inc., a provider of SIP products and technology, from November 1999 to July 2001.

        Erin Medeiros, age 34, has served as our Vice President Professional Services since November 2005. Ms. Medeiros served as our Manager of Systems Engineering from June 2001 to October 2005. Prior to joining Acme Packet, Ms. Medeiros spent six years in systems engineering at Sema Priority Call, Inc.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding beneficial ownership of our common stock as of March 28, 2008 by:

  •
  each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common stock. Shares of common stock issuable under options that are exercisable within 60 days after March 28, 2008 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Number	Percentage
5% Stockholders
Menlo Ventures IX, L.P. and related entities(2)	13,318,826	22.11%
Advanced Technology Ventures VII, L.P. and related entities(3)	3,646,044	6.05
Directors and Officers
Andrew D. Ory(4)	5,105,013	8.44
Patrick J. MeLampy(5)	5,920,207	9.79
Dino Di Palma(6)	375,317	*
Keith Seidman(7)	380,855	*
James Hourihan(8)	394,245	*
Robert G. Ory(9)	2,511,815	4.17
Sonja Hoel Perkins(10)	13,318,826	22.11
Gary J. Bowen(11)	1,189,539	1.97
Robert C. Hower(12)	3,646,044	6.05
David B. Elsbree(13)	37,937	*
All directors and executive officers as a group (11 persons)	33,011,607	53.58

*
Less than one percent

(1)
The address for Menlo Ventures IX, L.P. and related entities is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, California 94025. The address for Advanced Technology Ventures VII, L.P. and related entities is Bay Colony Corporate Center 1000 Winter Street, Suite 3700, Waltham, Massachusetts 02451. The address of every other stockholder named is c/o Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803.

(2)
Shares beneficially owned consists of 12,603,976 shares held by Menlo Ventures IX, L.P. ("Menlo IX"), 413,910 shares held by Menlo Entrepreneurs Fund IX, L. P. ("Menlo Entrepreneurs IX"), 50,171 shares held by Menlo Entrepreneurs Fund IX(A), L.P. ("Menlo Entrepreneurs IX(A)") and 225,769 shares held by MMEF IX, L.P. ("MMEF" and together with Menlo IX, Menlo Entrepreneurs IX and Menlo Entrepreneurs IX(A), the "Menlo Investing Entities"). The managing members of MV Management IX, L.L.C. ("MV-IX"), the general partner of each of the Menlo Investing Entities, exercise voting and investment power over these shares. The managing members of MV-IX are Sonja Hoel Perkins, H.D. Montgomery, John W. Jarve, Douglas C. Carlisle, Mark A. Siegel, Kenneth H. Calhoun, Arvind Purushotham, Pravin A. Vazirani and Shawn T. Carolon. Menlo IX, Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF may be deemed to be a member of a Section 13(d) "group." Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF disclose the existence of such group and disclaim beneficial ownership of any shares held by Menlo IX. Sonja Hoel Perkins is a managing member of the general partner of Menlo IX and one of our directors. Shares beneficially owned also include 25,000 shares subject to options exercisable within 60 days of March 28, 2008 granted to Ms. Hoel Perkins in her capacity as a director. This information is based on a Schedule 13G filed with the SEC on February 5, 2007.

(3)
Shares beneficially owned consists of 3,355,247 shares held by Advanced Technology Ventures VII L.P ("ATV"), 134,644 shares held by Advanced Technology Ventures VII(B) L.P ("ATV(B)"), 64,719 shares held Advanced Technology Ventures VII(C) L.P. ("ATV(C)"), 19,994 shares held by ATV Entrepreneurs VII L.P. ("ATV Entrepreneurs"), 12,232 shares held by ATV Alliance 2001 L.P. ("ATV 2001") and 7,589 shares held by ATV Alliance 2002 L.P. ("ATV 2002" and together with ATV, ATV(B), ATV(C), ATV 2001 and ATV Entrepreneurs, the "ATV Investing Entities.") Shares beneficially owned includes 26,619 shares, and 25,000 shares subject to options exercisable within 60 days of March 28, 2008 held by Robert C. Hower, a managing director of ATV Associates VII, LLC and one of our directors. Each of the ATV Investing Parties disclaims beneficial ownership of the shares held by Mr. Hower. No natural person holds voting or dispositive power for any of the ATV Investing Entities holding shares of our common stock. ATV Associates VII LLC ("ATV VII LLC") is the general partner of ATV, ATV(B), ATV(C) and ATV Entrepreneurs. ATV VII LLC controls the investment and voting decisions of such entities. Decisions of the ATV VII LLC are made by a board of six managing directors (the "ATV Managing Directors"). The ATV Managing Directors are Steve Baloff, Michael Carusi, Wes Raffel, Jean George, Bob Hower and William Wiberg. Each of the ATV Managing Directors disclaims beneficial ownership of the shares held by ATV, ATV(B), ATV(C) and ATV Entrepreneurs. ATV Alliance Associates, LLC ("ATV Alliance"), the general partner ATV 2001 and ATV 2002, exercises voting and dispositive authority over the shares held by each of the ATV 2001 and ATV 2002. Decisions of the ATV Alliance are made by the sole manager, Jean M. George (the"ATV Alliance Manager"). The ATV Alliance Manager disclaims beneficial ownership of the shares held by the ATV 2001 and ATV 2002. Each of ATV VII LLC and ATV Alliance disclaims beneficial ownership of any shares held by any of the ATV Investing Entities. This information is based on a Schedule 13G filed with the SEC on February 11, 2008.

(4)
Shares beneficially owned include 272,917 shares subject to options exercisable within 60 days of March 28, 2008 and 138,261 shares held by his wife, Linda Hammett Ory. Mr. Ory disclaims beneficial ownership of the shares held by Ms. Ory.

(5)
Shares beneficially owned include 272,917 shares subject to options exercisable within 60 days of March 28, 2008 and 1,892,000 shares owned by the MeLampy-Lawrence Family Trust for the benefit of the minor children of Mr. MeLampy. Mr. MeLampy's wife is the trustee of The MeLampy-Lawrence Family Trust.

(6)
Shares beneficially owned include 28,729 shares held by his wife, Annalisa Ouellette Di Palma. Also includes 75,109 shares subject to options exercisable within 60 days of March 28, 2008.

(7)
Shares beneficially owned include 5,322 shares held jointly by Mr. Seidman and his wife, Ms. Arleen Seidman. Also includes 107,188 shares subject to options exercisable within 60 days of March 28, 2008.

(8)
Shares beneficially owned include 209,375 shares subject to options exercisable within 60 days of March 28, 2008 and 2,083 shares of restricted stock that are subject to vesting more than 60 days after March 28, 2008. Mr. Hourihan is referred to elsewhere in this proxy statement as Seamus Hourihan.

(9)
Shares beneficially owned include 1,716,000 shares owned by The Ory Family Trust for the benefit of the minor children of Andrew D. Ory and Linda Hammett Ory and 255,585 shares held by his wife, Marjorie Ory. Mr. Ory is a trustee of The Ory Family Trust and exercises shared voting and investment control over the shares held by The Ory Family Trust. Mr. Ory and Marjorie Ory are the parents of Andrew D. Ory, our Chief Executive Officer and President and one of our directors and founders. Mr. Ory disclaims beneficial ownership of the shares held by his wife, Marjorie Ory and the shares held by The Ory Family Trust.

(10)
Shares beneficially owned includes 12,603,976 shares held by Menlo IX, 413,910 shares held by Menlo Entrepreneurs XI, 50,171 shares held by Menlo Entrepreneurs XI(A), 225,769 shares held by MMEF. Also includes 25,000 shares subject to options exercisable within 60 days of March 28, 2008. Ms. Hoel Perkins is a general partner of Menlo IX and one of our directors. Ms. Hoel Perkins is a managing member of MV Management IX LLC, which is the general partner of Menlo IX, Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF. Ms. Hoel Perkins disclaims beneficial ownership of the shares owned directly by the Menlo Investing Entities except to the extent of any indirect pecuniary interest therein.

(11)
Shares beneficially owned include 25,000 shares subject to options exercisable within 60 days of March 28, 2008.

(12)
Shares beneficially owned includes 3,355,247 shares held by ATV, 134,644 shares held by ATV(B), 64,719 shares held ATV(C), 19,994 shares held by ATV Entrepreneurs, 12,282 shares held by ATV 2001 and 7,589 shares held by ATV 2002. Also includes 25,000 shares subject to options exercisable within 60 days of March 28, 2008. Mr. Hower is a managing director of ATV Associates VII, LLC and one of our directors. Mr. Hower disclaims beneficial ownership of the shares held by the ATV Investing Entities.

(13)
Shares beneficially owned include 25,000 shares subject to options exercisable within 60 days of March 28, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC. Based on our records and other information, we believe that, in 2007, none of our directors, executive officers or 10% stockholders failed to file a required report on time, other than Mr. David Hunter, our former Vice President of Engineering. In 2007, Mr. Hunter inadvertently filed his Form 3, Initial Statement of Beneficial Ownership, 12 days after the required deadline and one Form 4, Statement of Changes of Beneficial Ownership, one day after the required deadline.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

        The Compensation Committee of the board currently has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers are similar to those provided to other executive officers.

        Throughout this proxy statement, the individuals who served as the Company's Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table below, are referred to as the "named executive officers".

Compensation Philosophy and Objectives

        The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executive officers' interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business plan, to motivate and reward individuals who perform at or above the levels that we expect and to link a portion of each executive officers compensation to the achievement of our business objectives. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

        The Compensation Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all elected officers of the Company. Decisions regarding the non-equity compensation of other executive officers are made by the Chief Executive Officer.

        The Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

        Based on the foregoing objectives, the Compensation Committee has structured the Company's annual and long-term incentive-based cash and non-cash executive compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals. In furtherance of this, since November 2006 the Committee has engaged DolmatConnell & Partners, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for the Chief Executive Officer as well as for other key executive officers. DolmatConnell & Partners, Inc. provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Company's management for executive officers other than the Chief Executive Officer.

        Specifically, DolmatConnell & Partners, Inc. assisted the Compensation Committee with a marketplace assessment of our named executive officers' 2008 compensation in comparison to the compensation for comparable positions within our core and broader peer groups. They were engaged to complete a competitive review of our executive compensation program and to make forward-looking recommendations regarding our ongoing executive compensation philosophy and course of action.

        In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded and privately-held companies, collectively referred to as the "Compensation Peer Group." The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes Acme Packet competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

Airvana, Inc.	Packeteer, Inc.
Aruba Networks, Inc.	Performance Technologies
Carrier Access Corporation	Riverbed Technology, Inc.
Communication Systems, Inc	Starent Networks, Inc.
Ditech Networks, Inc.	Sonus Networks, Inc.
Echelon Corp.	Sycamore Networks, Inc.
iXia	Veraz Networks, Inc.
MRV Communications, Inc.	Westell Technologies
Network Equipment	Zhone Technologies, Inc.
NMS Communications

        The Compensation Peer Group was updated during the preceding twelve months to reflect certain changes in the marketplace affecting companies formerly used by the Compensation Committee for comparison purposes. Specifically, updates included the removal of three companies from the Compensation Peer Group due to either acquisition or a significant reduction in total market capitalization. Four companies were added to the Compensation Peer Group because they were each considered by the Compensation Committee to be a proper fit for comparison purposes based on sector focus, full year revenues, and market capitalization. Three of the companies that were added completed their initial public offering in the preceding twelve months.

        The Company competes with many larger companies for top executive-level talent. Accordingly, the Compensation Committee generally sets compensation for executive officers between the 50th and

60th percentiles of compensation paid to similarly situated executive officers of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee's expectation that, over the long term, Acme Packet will continue to generate stockholder returns in excess of the average of its peer group. In January 2008, utilizing the recommendations contained in the DolmatConnell & Partners, Inc. report, the Compensation Committee recommended, and our board of directors approved, base salaries for 2008 for our executive officers.

        A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

        For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were base salary and performance-based incentive compensation.

Base Salary

        The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive officer based on his or her position and responsibility by using market data. In determining the base salaries for 2007, our board analyzed the base salary and performance-based compensation of each executive officer in light of the recommendations contained in the DolmatConnell & Partners, Inc. report provided to the Compensation Committee in December 2006.

        During its review of base salaries for executive officers, the Compensation Committee primarily considers:

  •
  market data provided by outside consultants;

  •
  internal review of the executive officer's compensation, both individually and relative to other executive officer; and

  •
  individual performance of the executive officer.

        Salary levels are typically considered annually as part of the Company's performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of named executive officer are based on the Compensation Committee's assessment of the individual's performance.

Performance-Based Incentive Compensation

        Annual performance-based compensation for 2007, as set forth in the Summary Compensation Table below, was based on an individual targeted bonus amount for each executive officer, ranging from 22.5% to 60% of the named executive officer's base salary. In connection with the 2007 Executive Bonus Plan, financial targets were established in conjunction with our annual budget process. The

Compensation Committee chose full year non-GAAP earnings before income taxes as the target metric for payment under the 2007 Executive Bonus Plan. Non-GAAP earnings before income taxes is pre-tax earnings before stock-based compensation expense. Individual performance is not included in the determination of performance-based compensation.

        In order for any of the named executive officers to have been paid any amounts under the 2007 Executive Bonus Plan, we were required to reach a minimum of 90% of the targeted non-GAAP earnings before income taxes amount. If the 90% threshold was achieved, then each of our named executive officers would have earned 75% of their targeted bonus amount. Furthermore, each of our named executive officers were eligible to earn an additional 2.5% of their targeted bonus amount for each 1% of the target non-GAAP earnings before income taxes achieved over 90% until 100% of the target non-GAAP earnings before income taxes is achieved. If greater than 100% of the target non-GAAP earnings before income taxes was achieved, then the named executive officer was eligible to earn an additional 2% of their targeted bonus for each 1% of the target non-GAAP earnings before income taxes achieved over 100%. The maximum bonus amount that each named executive officer was eligible to earn was 150% of their targeted bonus amount. The targeted goals were set with a reasonable level of difficulty that requires that the Company and executive officers to perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured. In 2007, actual non-GAAP earnings before income taxes was 119.6% of the performance target. Accordingly, the performance-based compensation amounts for our named executive officers were in excess of the 22.5% to 60% named executive officers' base salary.

        In March 2008, the Compensation Committee recommended and the board of directors approved, the 2008 Executive Bonus Plan. The 2008 Executive Bonus Plan provides for the payment of an annual cash bonus based on an individual targeted bonus amount for each executive officer, ranging from 22.5% to 60% of the named executive officer's base salary. In connection with the 2008 Executive Bonus Plan, financial targets were established in conjunction with our annual budget process. The targeted goals were set with a reasonable level of difficulty that requires that the Company and executive officers to perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured. The Compensation Committee chose three financial targets as target metrics for payment under the 2008 Executive Bonus Plan: (1) full year bookings; (2) full year net revenues; and (3) full year non-GAAP operating earnings. Any full year individual bonuses for named executive officers are calculated by taking the average of a) the net revenue goal bonus eligibility and b) the operating earnings goal bonus eligibility. This average bonus eligibility is then multiplied by the c) bookings goal eligibility multiplier. In order for any payments to be received, we are required to achieve a minimum 90% of our performance goals for each of the three financial targets. If the 90% threshold is achieved in all three performance goals, then each of our named executive officers would have earned 45% of their targeted bonus amount. Furthermore, each of our named executive officers is eligible to earn additional bonus amounts for each incremental 1% of performance achieved in any of the three financial targets over 90% until 100% is achieved. Accordingly, if the 95% threshold is achieved in all three performance goals, then each of our named executive officers would have earned 85.5% of their targeted bonus amount. Incremental performance need not be linear across each of the three financial measures for eligibility for additional bonus amounts beyond the 90% threshold. If the 100% threshold is achieved in all three performance goals, then each of our named executive officers would have earned 100% of their targeted bonus amount. If we achieve at least 100% of our full year bookings goal then each of our named executive officers may be eligible to earn additional bonus amounts beyond 100% of their individual targeted bonus amounts. An additional 2% of our named executive officers individual targeted bonus amounts can be earned for each 1% increase beyond the 100% performance target achieved by taking the average of the a) the net revenue goal bonus eligibility and b) the operating earnings goal bonus eligibility. For example, if we achieve at least 100% of our full year bookings goal and if the 110% threshold is achieved in full year net revenues and the 110% threshold is achieved in the full year non-GAAP operating earnings, then each of our named executive officers would have earned 120% of their targeted bonus amount. The maximum bonus amount that each named executive officer is eligible to earn is 150% of their targeted bonus amount. The specific target metrics used as corporate goals were considered by the Compensation Committee to be confidential commercial and financial company information, disclosure of which would result in competitive harm to us. Individual performance is not included in the determination of performance-based compensation.

        We expect that bonus amounts, if earned, will be paid during the fiscal quarter in which we release our audited financial statements for the applicable year.

Ownership Guidelines

        The Company currently does not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that stock and option holdings among our directors and officers are sufficient at this time to provide motivation and to align this group's interest with those of our stockholders.

Stock Option Program

        As we are in a high-growth phase of our business, the Compensation Committee believes that stock option awards currently provide a powerful incentive to our officers. The Compensation Committee has made and may continue to make restricted stock grants or other equity-based awards in the future.

        The Stock Option Program assists the Company to:

  •
  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

  •
  provide an opportunity for increased equity ownership by executives officers; and

  •
  maintain competitive levels of total compensation.

        Generally, a significant stock option grant is made in the year when an executive officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive officer's position. The guidelines were developed based on our historical practices. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual's position with us and the individual's potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee's discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment in which we operate. Prior to January 2006, upon receipt of a stock option grant, employees had the choice of receiving an Incentive

Stock Option or to purchase the stock pursuant to an employee stock purchase agreement which contains vesting restrictions on the underlying shares.

        Subsequent option grants may be made at varying times and in varying amounts at the discretion of the Compensation Committee. Historically, they have been made during our semi-annual review cycles. The Compensation Committee considers replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer's performance during the prior year is measured during the performance review process, but corporate performance is also considered when follow-on options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the company's employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock increases over the option term.

        Newly hired or promoted employees, including executive officers, are awarded such options at the next regularly scheduled Compensation Committee meeting on or following their hire date.

        Options are awarded at the Nasdaq Global Market's closing price of our common stock on the date of the grant. If the Compensation Committee approves the grant of options within two weeks prior to a scheduled release of our quarterly earnings or within two weeks prior to any other material public announcement, the date of grant will be the Nasdaq Global Market's closing price of our common stock on the third trading day following such a release. The majority of the options granted by the Compensation Committee vest at a rate of 25% per year over the first four years of the either seven or ten year life of the underlying option term, with the exception of options awarded to Andrew D. Ory, our President and Chief Executive Officer and Patrick J. MeLampy, our Chief Technology Officer. Mr. Ory's and Mr. MeLampy's options vest at a rate of 25% per year over the first four years of the five-year option term. Vesting and exercise rights cease upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. The named executive officers did not receive any stock option awards in 2007 or 2006.

        In February 2008, we issued restricted stock unit awards to certain of our named executive officers pursuant to our 2006 Equity Incentive Plan. The Compensation Committee considers restricted stock awards to be an important and complementary component of the total compensation package available to named executive officers as restricted stock awards align long-term corporate performance with the total compensation of each of our named executive officers. The restricted stock unit awards for our named executive officers contain time-based vesting and performance-based vesting criteria. The time-based restricted stock units will vest in three equal annual installments, commencing on January 1, 2009 and becoming fully vested on January 1, 2011. The performance-based restricted stock units will vest if and only if certain growth rates are met by us by December 31, 2009, as determined by our board of directors, and the recipient remains associated with us at the time such determination is made. The specific growth rates were considered by the Compensation Committee to be confidential commercial and financial company information, disclosure of which would result in competitive harm to us. If, before the restrictions have been terminated or lapsed, we are sold and the holder of the restricted stock units experiences any adverse change in authority, duty or responsibility, terminates his or her employment following a relocation of our principal place of business by more than 50 miles, or is terminated without cause, then fifty percent (50%) of the then unvested restricted stock units shall vest. The holder of the restricted stock unit award will not be entitled to any dividends with respect to the shares of our common stock underlying the restricted stock units.

Retirement and Other Benefits

401(k) Plan

        We maintain a deferred savings retirement plan for our U.S. employees. The deferred savings retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute up to 20% of his or her pre-tax compensation (up to a statutory limit, which was $15,500 in 2007). Under the plan, each employee is fully vested in his or her deferred salary contributions. The deferred savings retirement plan also permits us to make additional discretionary contributions, subject to established limits and a vesting schedule. To date, the Company has not made any discretionary contributions.

Perquisites and Other Personal Benefits

        Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For fiscal 2007, no named executive officer received executive compensation under Section 162(m) of the Internal Revenue Code in excess of $1,000,000.

Nonqualified Deferred Compensation

        On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-Based Compensation

        Beginning on January 1, 2006, the Company began accounting for stock-based payments including its in accordance with the requirements of FASB Statement 123(R) (Share-Based Payment).

Summary Compensation Table

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Acme Packet for the years ended December 31, 2007 and December 31, 2006 of those persons who served as our principal executive officer and our principal financial officer during the year ended December 31, 2007 and our other three most highly compensated executive officers for the year ended December 31, 2007. We refer to our principal executive officers, principal financial officer and the other three highly compensated executive officers throughout this proxy statement collectively as our "named executive officers".

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)			Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Andrew D. Ory President and Chief Executive Officer	2007 2006	$325,000 260,000			— —		— —	— —	$271,440 154,861	$890 806	$597,330 415,667
Patrick J. MeLampy Chief Technology Officer	2007 2006	$300,000 260,000			— —		— —	— —	$250,560 154,861	$1,010 929	$551,570 415,790
Keith Seidman Chief Financial Officer and Treasurer	2007 2006	$250,000 222,000		$	— 75,000	(3)	— —	— —	$174,000 92,559	$1,112 1,023	$425,112 390,582
Dino Di Palma Vice President Sales and Business Development	2007 2006	$328,034 355,338	(2) (2)		— —		— —	— —	$62,640 —	$740 656	$391,414 355,994
Seamus Hourihan Vice President Marketing and Product Management	2007 2006	$200,000 185,000			— —		— —	— —	$111,360 77,133	$974 881	$312,334 263,014

(1)
Amounts reflect base salary before pre-tax contributions and are reported in the years earned, even if paid subsequent to the end of the fiscal year reported.

(2)
This amount represents both salary and commissions earned in the fiscal year reported.

(3)
This amount represents an amount earned and paid in 2006 associated with a performance bonus associated with Mr. Seidman's participation in our initial public offering.

(4)
These amounts represent amounts earned in the fiscal year reported.

(5)
These amounts represent Group Term Life Insurance and Long-Term Disability benefits paid on behalf of our named executive officers in the fiscal year reported.

Grants of Plan-Based Awards

        The table set forth below provides information regarding grants of plan-based awards made during 2007 to the named executive officers.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum (1) ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew D. Ory	01/31/07	—	$195,000	$292,500	—	—	—	—	—	—	—
Patrick J. MeLampy	01/31/07	—	180,000	270,000	—	—	—	—	—	—	—
Keith Seidman	01/31/07	—	125,000	187,500	—	—	—	—	—	—	—
Dino Di Palma	01/31/07	—	45,000	67,500	—	—	—	—	—	—	—
Seamus Hourihan	01/31/07	—	80,000	120,000	—	—	—	—	—	—	—

(1)
The maximum bonus amount that each named executive officer was eligible to earn in 2007 for performance-based compensation was 150% of their targeted bonus amount. Annual performance-based compensation for 2007 was based on an individual targeted bonus amount for each executive officer, ranging from 22.5% to 60% of the named executive officer's base salary and full year non-GAAP earnings before income taxes was used as the target metric for payment. In 2007, actual non-GAAP earnings before income taxes was 119.6% of the performance target. Accordingly, the performance-based compensation amounts for our named executive officers were in excess of the 22.5% to 60% named executive officers' base salary.

(2)
Equity-based awards were not granted to the named executive officers in 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)($)
Andrew D. Ory	89,583 150,000	10,417 150,000	— —	$0.33 1.10	5/19/2009 12/23/2010	— —	— —	— —		— —
Patrick J. MeLampy	89,583 150,000	10,417 150,000	— —	0.33 1.10	5/19/2009 12/23/2010	— —	— —	— —		— —
Keith Seidman	25,000 30,000 20,833 15,625 75,000	— — 4,167 14,375 75,000	— — — — —	0.20 0.20 0.30 0.85 1.00	2/27/2012 9/18/2013 8/16/2014 11/23/2015 12/23/2015	— — — — —	— — — — —	— — — — —		— — — — —
Dino Di Palma	50,000 48,958 41,667 43,750 15,625 75,000	— 1,042 8,333 16,250 14,375 75,000	— — — — — —	0.20 0.20 0.30 0.55 0.85 1.00	9/17/2012 1/14/2014 8/16/2014 1/19/2015 11/23/2015 12/23/2015	— — — — — —	— — — — — —	— — — — — —		— — — — — —
Seamus Hourihan	73,750 30,000 15,625 75,000 —	— — 14,375 75,000 —	— — — — —	0.20 0.20 0.85 1.00 —	8/29/2011 9/17/2012 11/23/2015 12/23/2015 —	— — — — —	— — — — —	— — — — 4,167	$	— — — — 52,463

(1)
Options generally expire ten years from the date of grant, except in the case of Mr. Ory and Mr. MeLampy whose options expire five years from the date of grant.

(2)
These amounts are equal to the closing price of our common stock on the Nasdaq Global Market as of December 31, 2007 multiplied by the number of shares that have not yet vested as of December 31, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Andrew D. Ory	—	—	—	—
Patrick J. MeLampy	—	—	—	—
Keith Seidman	—	—	—	—
Dino Di Palma	—	—	—	—
Seamus Hourihan	—	—	11,875	$164,328

(1)
These amounts are equal to the closing price of our common stock on the Nasdaq Global Market on the vesting date times the number of shares vested for shares vesting.

Equity Compensation Plan Information

        The following table sets forth equity compensation plan information as of December 31, 2007:

Plan Category	Number of Shares To be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available For Future Issuance
Equity compensation plans approved by stockholders	9,214,845	$5.08	524,187
Equity compensation plans not approved by stockholders	—	—	—

Total	9,214,845	$5.08	524,187

Employment Agreements and Potential Payments Related to Transition or Separation Agreements

        On February 7, 2008, we announced that our Chief Financial Officer and Treasurer, Keith Seidman, plans to retire. Mr. Seidman will continue to act as our Chief Financial Officer and Treasurer of the Company until such time as a new Chief Financial Officer and Treasurer has been appointed and a successful transition period has been completed. In connection with Mr. Seidman's retirement, on February 7, 2008, we and Mr. Seidman entered into a transition/separation agreement which provides for Mr. Seidman's continued employment as an at-will employee until we hire a new Chief Financial Officer and Treasurer. Mr. Seidman will remain eligible to participate in our fiscal 2008 management bonus plan on a pro-rated basis. From the date of Mr. Seidman's termination through December 31, 2009, Mr. Seidman may be engaged by us as a consultant. Pursuant to the transition/separation agreement, Mr. Seidman shall continue to receive all employment benefits, including medical and dental insurance, until six months after his termination of employment. In addition, as long as Mr. Seidman continues to be engaged by us as a consultant, all unvested options to purchase our common stock held by Mr. Seidman as of February 7, 2008 shall continue to vest through December 31, 2009 pursuant to the terms of the applicable option agreement as if Mr. Seidman remained employed by us. All vested options to purchase our common stock held by Mr. Seidman and all options to purchase our common stock that shall vest on or prior to December 31, 2009 shall remain exercisable until March 31, 2010.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

        We do not have formal employment agreements with Andrew D. Ory, our President and Chief Executive Officer; Patrick J. MeLampy, our Chief Technical Officer; Dino Di Palma, our Vice President of Sales and Business Development; or Seamus Hourihan, our Vice President of Marketing and Product Management. The initial compensation of each of our named executive officers was set forth in an offer letter that we executed with each of them at the time their employment commenced with us. Each offer letter provides that the executive officers' employment with us is on an at-will basis. Other than as described below, or in the section entitled "Employment Agreements and Potential Payments Related to Transition or Separation Agreements" in this document, the Company does not have a formal policy or any agreements providing severance or any post-termination benefits to its executive officers.

Change-in-Control Provisions

        Pursuant to his incentive stock option agreement dated December 23, 2005, Andrew D. Ory, a director and our President and Chief Executive Officer, will vest in 50% of his option shares if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation by more than 50 miles of our principal place of business, or he is terminated without cause. Pursuant to his incentive stock option agreement dated May 19, 2004, Mr. Ory will vest in 50% of his then unvested option shares upon a sale of our company.

        Pursuant to his incentive stock option agreement dated December 23, 2005, Patrick J. MeLampy, a director and our Chief Technology Officer, will vest in 50% of his then unvested option shares if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause. Pursuant to his incentive stock option agreement dated May 19, 2004, Mr. MeLampy will vest in 50% of his then unvested option shares upon a sale of our company.

        Pursuant to his incentive stock option agreements dated November 23, 2005 and August 16, 2004, Keith Seidman, our Chief Financial Officer, will vest in 50% of his then unvested option shares upon a sale of our company and will vest in full if, within one year following a sale of our company, he dies, experiences any adverse change in authority, duty or responsibility, terminates his employment following a relocation of our principal place of business by more than 50 miles, or is terminated without cause. Pursuant to his incentive stock option agreement dated December 23, 2005, Mr. Seidman will vest in 50% of his then unvested option shares if, within one year of a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause.

        Pursuant to his incentive stock option agreement dated December 23, 2005, Dino Di Palma, our Vice President of Sales and Business Development, will vest in 50% of his then unvested option shares if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause. Pursuant to his incentive stock option agreements dated November 23, 2005, January 19, 2005, August 16, 2004 and January 14, 2004, Mr. Di Palma will vest in 50% of his then unvested option shares upon a sale of our company.

        Pursuant to his Employee Stock Purchase Agreements dated September 15, 2004, Seamus Hourihan, our Vice President of Marketing and Product Management, will vest in 50% of his then unvested restricted shares upon a sale of our company. Pursuant to his incentive stock option agreement dated December 23, 2005, Mr. Hourihan will vest in 50% of his then unvested option shares if, within one year of a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause.

        The following table describes the potential benefits upon a change in control or a termination after a change in control as of December 31, 2007.

Name	Change in Control (1)($)	Material Adverse Change in Authority of Responsibility Following a Change in Control(2)($)	Voluntary Termination Following a Change in Control and a Relocation of the Principal Place of Business by More than 50 miles(2)($)	Termination without Cause Following a Change in Control(2)($)	Death(2)($)
Andrew D. Ory	$63,856	$861,750	$861,750	$861,750	—
Patrick J. MeLampy	63,856	861,750	861,750	861,750	—
Keith Seidman	109,987	654,600	654,600	654,600	$219,975
Dino Di Palma	239,868	434,625	434,625	434,625	—
Seamus Hourihan	25,606	519,006	519,006	519,006	—

(1)
Represents the number of shares that will vest upon a change in control multiplied by the market price of our common stock on the Nasdaq Global Market at December 31, 2007, less the exercise price of such option or purchase price of such restricted shares.

(2)
Represents the number of shares that will vest upon a change of control and the specific criteria having been met within a one year period, multiplied by the market price of our common stock on the Nasdaq Global Market at December 31, 2007 less the exercise price of such option or purchase price of such restricted shares.

Director Compensation

        Non-employee directors are eligible to participate in our 2006 Director Option Plan. Pursuant to this plan, each non-employee director is eligible to receive an option to purchase a number of shares of common stock upon his or her initial appointment or election to the board of directors. Non-employee directors are also eligible to receive an option to purchase a number of shares of common stock at each year's annual general meeting at which he or she serves as a director. The fair value of each option is determined by the board using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair value of such options. All options will vest in a series of four equal quarterly installments, with the first quarterly installments becoming exercisable on the first day of the first calendar quarter after the grant date and an additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the option has become exercisable in full, so long as the optionholder continues to serve as a director on such vesting date. Each option will terminate upon the earlier of ten years from the date of grant or three months after the optionee ceases to serve as a director. The exercise price of these options is equal to the fair market value of our common stock on the date of grant. If the Compensation Committee approves the grant of options within two weeks prior to a scheduled release of our quarterly earnings or within two weeks prior to any other material public announcement, the date of grant will be the Nasdaq Global Market's closing price of our common stock on the third trading day following such a release.

        Upon the completion of initial public offering in October 2006, we granted our non-employee directors each an option for 12,500 shares of our common stock pursuant to our 2006 Equity Incentive Plan. The options are exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on January 1, 2007 and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options shall become exercisable for all of the shares of common stock underlying the options. Upon a change of control of the Company, these options will automatically accelerate so that the underlying shares will be immediately exercisable.

        At our 2007 Annual Meeting of Stockholders, which was held on May 22, 2007, we granted our non-employee directors each an option to purchase 12,500 shares of our common stock pursuant to our 2006 Director Option Plan. The options are exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on July 1, 2007 and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options shall become exercisable for all of the shares of common stock underlying the options. Upon a change of control of the Company, these options will automatically accelerate so that the underlying shares will be immediately exercisable.

        During 2007, we provided cash compensation to David B. Elsbree in his role as a non-employee director. Mr. Elsbree is one our four non-employee directors and the only board member who receives cash compensation for services rendered for the board. Two other non-employee directors, Sonja Hoel Perkins and Robert C. Hower, are each prohibited from receiving cash compensation from us by their employers, who were each greater than 5% owners of our common stock as of December 31, 2007. Gary J. Bowen, our fourth non-employee director, has informed us that he does not currently desire any cash compensation for his services to our board. We have not provided cash compensation to any other director for his or her services as a director, however non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meeting of the board and its committees. Mr. Elsbree was provided cash compensation as follows for the year December 31, 2007:

  •
  An annual retainer of $10,000 for his role on the board of directors;

  •
  An annual retainer of $7,500 for his role as Chairman of the Audit Committee; and

  •
  Additional payments for attending meeting of the board of directors and audit committee as follows: $1,500 for each in-person meeting of the board of directors; $1,000 for each in-person meting of the audit committee; and $500 for each board meeting and audit committee meeting attended by teleconference.

        The following table sets forth information regarding compensation paid to our non-employee directors for the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Gary J. Bowen	—	—	$69,106	$69,106
Sonja Hoel Perkins	—	—	69,106	69,106
David B. Elsbree	$30,000	—	69,106	99,106
Robert C. Hower	—	—	69,106	69,106

(1)
Represents stock option to purchase 12,500 shares of our common stock at an exercise price of $12.45. Amounts were calculated using Statement of Financial Accounting Standard (SFAS) No. 123(R), "Share-Based Payment". See Notes 2 and 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of equity awards. The valuation of each option granted to our non-employee directors in the year ended December 31, 2007 was $7.95 per share. As of December 31, 2007, each director named in the table above held options to purchase 25,000 shares of our common stock.

        The following table sets forth information regarding cash compensation paid to our non-employee directors for the year ended December 31, 2007:

Director	Role	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Gary J. Bowen	Audit Committee Member, Compensation Committee Member	—	—	—
Sonja Hoel Perkins	Nominating and Corporate Committee Member, Compensation Committee Member	—	—	—
David B. Elsbree	Audit Committee Chairman	$10,000	$7,500	$12,500
Robert C. Hower	Audit Committee Member, Nominating and Corporate Committee Member	—	—	—

COMPENSATION COMMITTEE REPORT

        The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation Committee

Gary J. Bowen and Sonja Hoel Perkins

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of Nasdaq Stock Market and the SEC. The Audit Committee focuses on the following areas:

  •
  the integrity of Acme Packet's consolidated financial statements; and

  •
  the independence, qualifications and performance of Acme Packet's independent registered public accounting firm.

        We meet with management periodically to consider the adequacy of Acme Packet's internal controls and the objectivity of its financial reporting. We discuss these matters with Acme Packet's independent registered public accounting firm and with appropriate Acme Packet financial personnel.

        We meet privately with the independent registered public accounting firm who has unrestricted access to the Audit Committee. We also appoint the independent registered public accounting firm and review their performance and independence from management.

        Management has primary responsibility for Acme Packet's consolidated financial statements and the overall reporting process, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

        The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of Acme Packet in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. Additionally, the independent registered public accounting firm audited the effectiveness of Acme Packet's internal control over financial reporting as of December 31, 2007 pursuant to the Sarbanes-Oxley Act of 2002.

        During fiscal year 2007, we reviewed Acme Packet's audited consolidated financial statements and met with both management and Ernst & Young LLP (E&Y), Acme Packet's independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

        The Audit Committee reviewed management's report on its assessment of the effectiveness of Acme Packet's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of Acme Packet's internal control over financial reporting. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of Acme Packet's internal control, including internal control over financial reporting; and the overall quality of Acme Packet's financial reporting.

        We discussed with E&Y matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by Acme Packet, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

        E&Y issued its independence letter pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reported that it is independent under applicable standards in connection with its audit opinion for Acme Packet's 2007 consolidated financial statements.

        Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the board that Acme Packet's audited consolidated financial statements be included in Acme Packet's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the Audit Committee

Gary J. Bowen, David B. Elsbree and Robert C. Hower

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES

        The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2007 and 2006.

Type of Fees	2007	2006
Audit Fees(1)	$737,621	$1,061,285
Audit-Related Fees(2)	—	—
Tax Fees(3)	220,236	66,962
All Other Fees(4)	2,900	1,500

Total:	$959,757	$1,129,747

(1)
"Audit-Fees" consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC. In fiscal 2007, the fees also reflect the required audit of the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

(2)
"Audit-Related Fees" consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under "Audit Fees". During fiscal 2007 and 2006, there were no audit-related fees for any services not reported above under "Audit Fees".

(3)
"Tax Fees" consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns and planning and consultation.

(4)
"All Other Fees" consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. During fiscal 2007, these fees consisted of an amount paid for the use of an online accounting research tool and other miscellaneous fees. During fiscal 2006, these fees consisted of an amount paid for the use of an online accounting research tool.

        The Audit Committee approves in advance all audit and non-audit services to be provided by the independent registered public accounting firm. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent registered public accounting firm and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP
(Item No. 2 on the proxy card)

        The Audit Committee of the board of directors has reappointed Ernst &Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008. We are asking stockholders to ratify the appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the 2008 Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

        In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        The board unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.

OTHER MATTERS

        Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

        Our 2007 Annual Report to Stockholders, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

                      By Order of the Board of Directors,

                      Keith Seidman
                       Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 8, 2008

ACME PACKET, INC.

Electronic-Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

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•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

âIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.â

A     Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal.

1.               Election of two Class II Directors, each to hold office for a three-year term or until their respective successors have been elected.

	For	Withhold		For	Withhold
01 -Gary J. Bowen	☐	☐	02 -Robert C. Hower	☐	☐

	For	Against	Abstain
2. Ratify the selection of Ernst & Young LLP as Acme Packet’s independent registered public accounting firm.	☐	☐	☐

3. In their discretion, the proxies are authorized to consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

B.             Non-Voting Items

Change of Address - Please print your new address below	Comments -- Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

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/ /

Acme Packet Inc.

2008 Annual Meeting of Shareholders

Tuesday, May 20, 2008 at 10:00 a.m.

Boston Marriott Burlington

Burlington, MA  01803

The undersigned stockholder of Acme Packet, Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2008, and hereby appoints Andrew D. Ory and Keith Seidman, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned to represent the undersigned at the 2008 Annual Meeting of Stockholders of Acme Packet, Inc. to be held at 10:00 a.m., local time, on May 20, 2008 at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Acme Packet prior to the meeting or by filing with the Secretary of Acme Packet prior to the meeting a later-dated proxy.  Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written noted of such revocation to the Secretary of Acme Packet on a form provided at the meeting.  The undersigned hereby acknowledges receipt of a notice of Annual Meeting of Stockholders of Acme Packet called for May 20, 2008 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

âIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. â

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Proxy — Acme Packet, Inc.

Proxy for 2008 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting - April 8, 2008

Andrew D. Ory and Keith Seidman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2008 Annual Meeting of Stockholders of Acme Packet, Inc. to be held on May 20, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder.  If no such directions are indicated, the Proxies will have authority to vote FOR Proposal One and FOR Proposal Two.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF TWO CLASS II DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF THE INDEPEND REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

QuickLinks

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
CORPORATE GOVERNANCE
THE BOARD OF DIRECTORS AND BOARD COMMITTEES
ELECTION OF DIRECTORS (Item No. 1 on the proxy card)
STOCK OWNERSHIP
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP (Item No. 2 on the proxy card)
OTHER MATTERS